                                                                      EXHIBIT 99


COLUMBUS, Ohio (April 23, 2003) Bancinsurance Corporation (NASDAQ: BCIS), a specialty insurance holding company today reported results for the three months ended March 31, 2003. Net income was $1,029,003, or $0.20 per diluted share, for first quarter 2003 compared with a net loss of $461,374, or $0.08 per diluted share, for the same period last year. The Company adopted SFAS 142 "Goodwill and Other Intangible Assets" in first quarter 2002 that resulted in a net after-tax impairment charge of $1,481,858, or $0.25 per diluted share.

Net premiums earned increased 24.2% for the first quarter of 2003 compared with the same period last year. Nonetheless, the strengthening of claims reserves in the first quarter of 2003, in anticipation of increased loss experience in future quarters, combined with higher experience rating adjustment and other insurance operating expenses mitigated the Company's solid premium growth and reduced operating margins.

Si Sokol, Chairman and Chief Executive Officer, stated, "We are generally pleased with our results for first quarter 2003. They reflect positive contributions from our growth strategy, which is focused on expanded customer relationships, new products and increased market penetration. The solid performance of creditor placed insurance is especially encouraging."

Mr. Sokol continued, "First quarter 2003 paid losses and loss adjustment expenses were 2.8% below the same period last year; however, they increased 12.7% compared with fourth quarter 2002. We particularly experienced higher claims severity for our unemployment insurance protection products and GAP insurance product during the first three months of 2003 versus last year. These factors combined with the uncertain national economy led us to further strengthen our reserves for future claims during first quarter 2003. Therefore, our outlook for the rest of 2003 remains cautious."

First Quarter Results

Net premiums earned rose to $11,160,976 for first quarter 2003 compared with $8,987,460 a year ago. This was primarily due to a $1,457,496 increase in premiums earned for collateral protection insurance products, which includes ULTIMATE LOSS INSURANCE(R) and Creditor Placed Insurance. Premiums earned for the guaranteed auto protection product, referred to as GAP insurance, grew $294,890 to $443,125 as a result of a large financial institution customer purchasing this product during first quarter 2003. Additionally, premiums earned for unemployment insurance protection products rose $421,130 to $1,354,882 for the quarter compared with $933,752 for the same period last year.

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Other revenue improved 13.4% to $1,629,550 for first quarter 2003. The most significant quarter-over-quarter change was a $131,355 increase in codification fees for the Company's American Legal Publishing subsidiary. New state, city and municipal customers were added since first quarter 2002 which benefited codification contract and subscription revenues. Net realized gain on investments was $234,035 compared with net realized loss on investments of $93,719. These contributions were partially offset by a $193,397 decline in management fees, which fluctuate from time to time due to unemployment claims experience, and a $130,209 decrease in other income principally due to the release of a $100,000 reserve related to the dismissal of a dispute with an unaffiliated party in the first quarter of 2002.

Losses and loss adjustment expenses, net of reinsurance recoveries, declined 3.8% to $6,138,910 for first quarter 2003 compared with a year ago. Paid losses and loss adjustment expenses declined 2.8% for the quarter versus the same period last year. Losses and loss adjustment expense incurred for unemployment insurance protection products as well as GAP insurance rose $453,209 and $254,900, respectively. Reserves for future claims were strengthened due to persistent weakness in the national economy, which impacts both the lender/dealer and unemployment insurance protection product segments.

Operating expenses rose to $5,106,127 for first quarter 2003 compared with $2,603,696 a year ago. A substantial factor in the quarter-over-quarter comparison was the change in the experience rating adjustments, which was $1,938,365 higher than first quarter 2002. This quarterly adjustment is primarily influenced by policy experience to date and premium growth. Other insurance operating expenses and codification and subscription expenses primarily rose in response to increased volumes.

Combined Ratio

Ohio Indemnity underwrites the Company's specialty insurance products. The Company's combined ratio improved to 91.2% for first quarter 2003 from 94.5% for the same period last year. The loss ratio declined to 55.0% for the quarter versus 71.0% for first quarter 2002 primarily due to lower paid claims. This decrease was partially offset by reserve strengthening in anticipation of higher losses in future quarters as a result of prolonged weakness in the national economy and recent automobile credit experience of Ohio Indemnity's customers. The expense ratio rose to 36.2% for first quarter 2003 from 23.5% a year ago, primarily due to the $1,938,365 increase in experience rating adjustments expense, which fluctuates based on policy experience to date and premium growth.

Investment Portfolio

The investment portfolio rose 4.4% during the first quarter and totaled $55,066,512 at March 31, 2003. While short-term investments declined $8,901,796, equity securities increased $6,597,343. Our equity portfolio includes $7,011,285 of variable rate preferred stock with reset provisions at par. Net realized gain on investments was $234,035 compared with net realized loss on investments of $93,719 for the same period last year. Investment income for first quarter 2003 was impacted by lower interest rates and yields versus a year ago.

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SHAREHOLDERS' EQUITY

Shareholders' equity was $29,409,075 at March 31, 2003 compared with $28,901,838 at year-end 2002. The $1,029,003 first quarter increase in retained earnings was partially offset by a decline in accumulated other comprehensive income of $296,765 due to recognition of unrealized holding losses on securities, and the repurchase of 50,000 shares of common stock for $225,000 during the quarter. Book value per diluted share was $5.94 at March 31, 2003 versus $5.78 at December 31, 2002.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/dealer insurance products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company's surety products include bonds for unemployment insurance servicing commitments for national administrative firms that perform services for non-profit organizations as well as bail bond coverage.

With the exception of historical information, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the Company's emphasis on larger accounts, economic trends, and short-term programs offered by captive automobile finance companies. These statements involve risks and uncertainties, which have been detailed from time to time in the Company's Securities and Exchange filings, including the Company's Form 10-K for the year ended December 31, 2002. Actual results may differ materially from management's expectations. All forward-looking statements made in this news release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.


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                   BANCINSURANCE CORPORATION AND SUBSIDIARIES
                    Consolidated Statements of Income (Loss)
                                   (Unaudited)


                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        2003                2002
                                                                    ------------        ------------
Income:
   Premiums earned                                                  $ 12,694,234        $  9,068,619
        Premiums ceded                                                (1,533,258)            (81,159)
                                                                    ------------        ------------
   Net premiums earned                                                11,160,976           8,987,460

   Investment income                                                     372,794             314,898
   Net realized gain (loss) on investments                               234,035             (93,719)
   Codification and subscription fees                                    879,716             748,361
   Management fees                                                       128,116             321,513
   Commission fees                                                           709               1,406
   Other income                                                           14,180             144,389
                                                                    ------------        ------------
        Total revenue                                                 12,790,526          10,424,308
                                                                    ------------        ------------

Losses and operating expenses:
   Losses and loss adjustment expenses                                 7,334,912           6,420,906
   Reinsurance recoveries                                             (1,196,002)            (39,966)
   Experience rating adjustments                                       1,574,131            (364,234)
   Commission expense                                                  1,391,250           1,458,060
   Other insurance operating expenses                                  1,235,188             854,125
   Codification and subscription expenses                                730,224             574,070
   General and administrative expenses                                   173,456              77,042
   Interest expense                                                        1,878               4,633
                                                                    ------------        ------------
        Total expenses                                                11,245,037           8,984,636
                                                                    ------------        ------------

        Income before federal income taxes, provision
          for trust preferred securities dividends and
          cumulative effect of change in accounting principle          1,545,489           1,439,672

Federal income tax expense                                               408,532             419,188
                                                                    ------------        ------------
        Income before provision for trust preferred
          securities dividends and cumulative effect
          of change in accounting principle                            1,136,957           1,020,484

Preferred dividends in minority interest in consolidated
  subsidiary - redeemable preferred securities of
  subsidiary trust                                                       107,954                  --
                                                                    ------------        ------------

        Income before cumulative effect of change in
          accounting principle                                         1,029,003           1,020,484

Cumulative effect of change in accounting principle                           --          (1,481,858)
                                                                    ------------        ------------

        Net income (loss)                                           $  1,029,003        $   (461,374)
                                                                    ============        ============

Basic net income (loss) per share:
   Before cumulative effect of change in accounting principle       $        .20        $        .18
   Cumulative effect of change in accounting principle                        --        $       (.26)
                                                                    ------------        ------------

   Basic net income (loss) per share                                $        .20        $       (.08)
                                                                    ------------        ------------

Dilutive net income (loss) per share:
   Before cumulative effect of change in accounting principle       $        .20        $        .17
   Cumulative effect of change in accounting principle                        --        $       (.25)
                                                                    ------------        ------------
   Diluted net income (loss) per share                              $        .20        $       (.08)
                                                                    ------------        ------------

                                                                   MARCH 31, 2003     DECEMBER 31, 2002

Total assets                                                        $ 80,282,101        $ 72,455,204
                                                                    ============        ============
Total shareholders' equity                                          $ 29,409,075        $ 28,901,838
                                                                    ============        ============


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